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Exhibit 10.39

                          SALE AND LICENSING AGREEMENT
               (FOR CERTAIN TECHNOLOGY FOR USE IN CONNECTION WITH
             FRUIT, VEGETABLE, FLORAL, NURSERY AND RELATED PRODUCTS)

This Sale and Licensing Agreement (the "Agreement") is made effective as of March __, 2003 (the "Effective Date") by and between AGWAY, INC., a Delaware corporation with offices at 333 Butternut Drive, De Witt, New York 13214 ("Agway"), and PLANET POLYMER TECHNOLOGIES, INC., a California corporation with offices at 9985 Businesspark Avenue, Suite A, San Diego, California 92131 ("Planet").

         1.       BACKGROUND OF THE TRANSACTION.

                  a. Agway originally licensed from Planet, pursuant to the November 12, 1998 License Agreement between Planet and Agway Consumer Products, Inc. (the "License Agreement"), certain technology owned by Planet (the "Planet Technology"), including the Patent Rights and the Licensed Technology (defined below). Agway Consumer Products, Inc. subsequently assigned the License Agreement, including all of its rights, duties, privileges and obligations under the License Agreement, to Agway as of March 16, 1999.

                  b. Agway and Planet subsequently entered into a March 1, 2000 agreement entitled "Sub-Agreement to License Agreement (Fruits, Vegetables, etc.)" (referred to in this Agreement as the "Fruit and Vegetable Technology Sub-Agreement") that defines a Sales Royalty as consideration for the grant of certain licenses, a Minimum Annual Royalty as consideration for the exclusivity of such licenses, and related terms and conditions in connection with Agway's license under the License Agreement to use certain of the Planet Technology to create and sell Products.

                  c        Planet, Agway, Inc. and Agway Holdings, Inc.
subsequently entered into a letter agreement dated November 14, 2000 (the "Letter Agreement") for, inter alia, (i) the sale, assignment and transfer by Planet to Agway of certain patents and patent applications referred to in Exhibit A to the Letter Agreement (collectively the patents and patent applications to be sold, assigned and transferred by Planet to Agway pursuant to the Letter Agreement are referred to as the "Patent Rights" and are listed in Exhibit A attached to this Agreement), including the fruit, vegetable, floral and nursery related Patent Rights referred to in Exhibit B attached to this Agreement (the "FVFN Patent Rights"), for a price of $250,000 cash at closing and continuation of royalty payments equal to the payments that Planet would otherwise be entitled to receive pursuant to the License Agreement; and (ii) the grant to Planet of an irrevocable, exclusive, worldwide, royalty free license to use and commercially exploit all rights related to the Patent Rights for all uses other than food and agricultural initiatives, in consideration of the payment of $150,000 by Planet to Agway.

                  d. The Letter Agreement required that the sale and assignment be consummated by Planet's delivery to Agway by November 17, 2000 (or as soon thereafter as reasonably practicable) of (i) patent assignments in usual and customary form, together with (ii) such other documents and instruments of conveyance as Agway deemed reasonably necessary and appropriate, including sale agreements evidencing the transaction contemplated by the Letter

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Agreement that would include such representations, warranties and covenants
(including indemnification of Agway by Planet) as are usual and customary of transactions of the type contemplated by the Letter Agreement.

                  e. On or about November 19, 2000, Agway paid $250,000 to Planet for the Patent Rights and Planet paid $150,000 to Agway for the Planet License (referred to above and further defined below).

         2. PURPOSE. This Agreement is one of the "sale agreements" contemplated by the Letter Agreement for the sale, assignment and transfer of certain of the Patent Rights by Planet to Agway. Specifically, this Agreement addresses the sale, assignment and transfer of the Patent Rights listed in Exhibit B; licenses to Agway certain "know-how" of Planet related to the use of certain of the Patent Rights in connection with fruit, vegetable, floral and nursery products and related products in Agway's "Field of Business" (as defined below); defines the royalty rights in favor of Planet; confirms the "license-back" to Planet by Agway of the right to use certain of the Patent Rights in connection with products outside of Agway's Field of Business; and includes related terms and conditions. This Agreement contains certain terms and conditions that the parties have negotiated since executing the Letter Agreement that are different than certain of the terms and conditions of, or contemplated by, the Letter Agreement.

         3. DEFINITIONS. In addition to the terms defined throughout this Agreement, the following terms as used in this Agreement are defined as follows:

                  a. "Agway's Field of Business" shall mean the development, production, distribution and/or marketing of (i) unprocessed fruit and vegetable products intended for human dietary consumption; (ii) floral and nursery plant products; and (iii) any other products as may be mutually agreed upon in writing by Agway and Planet.

                  b. "Products" shall mean any coating products developed, produced, distributed or marketed in or for Agway's Field of Business that are made from, incorporate, or utilize in any way the FVFN Patent Rights and/or the Licensed Technology.

                  c. "Licensed Technology" shall mean all technology developed or acquired by Planet before or after the Effective Date that (i) is necessary or appropriate to develop and/or commercialize coating products utilizing the FVFN Patent Rights or is functionally equivalent to or competitive with coating products utilizing the FVFN Patent Rights; and (ii) has not been assigned to Agway or agreed to be assigned to Agway pursuant to this Agreement. By way of example and not by way of limitation, "technology" as used in the preceding sentence shall include, but not be limited to, all know-how; trade secrets; inventions; data; processes; techniques; procedures; compositions; devices; methods; formulas; protocols; information, including, without limitation, all chemical, biochemical, toxicological, and scientific research information; compositions of matter; chemical complexes, including improved chemical complexes; association compounds; blends, mixtures or compositions of coating materials; polymer materials; and new products or processes relating thereto; whether or not patentable and whether developed by Planet alone or with Agway or a third party.

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                  d.       "Net Sales and Revenues" shall mean Agway's gross
sales and revenues from (i) Products, less adjustments for returns, allowances and discounts, as recognized under generally accepted accounting principles and under methods historically used and consistently applied by Agway for its CPG Technologies business or any of its successors; and (ii) sublicenses of, or other rights granted with respect to, the FVFN Patent Rights and/or the Licensed Technology to third parties. Proceeds and/or revenues received from the assignment, sale or other transfer of this Agreement shall not be included in Net Sales and Revenues so long as the transferee in Agway's transfer of the Agreement, expressly assumes all of Agway's obligations under this Agreement.

                  e. "Full Fiscal Year" shall mean the accounting and reporting cycle of Agway, which begins on the first day of July and ends on the last day of June.

                  f. "Affiliate" shall mean any company that, directly or indirectly, is controlled by or controls a party to this Agreement, or is under common control with a party to this Agreement. Ownership of 50% or more of the voting stock of, or membership interest in a company shall be regarded as control.

                  g. "Net Proceeds" shall mean the cash proceeds of the FreshSeal Sale (defined below) by Agway (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable, but only as and when received) net of outside attorneys' fees, outside accountants' fees, investment banking fees, survey costs, title insurance premiums, related search and recording charges, transfer taxes, deed or mortgage recording taxes, any current liabilities retained by Agway relating to the FreshSeal business, other customary expenses, and brokerage, consultant and other customary fees actually incurred in connection with the FreshSeal Sale.

         4.       ASSIGNMENT OF PATENT RIGHTS.

                  a. Planet has executed and delivered to Agway an assignment of certain of the Patent Rights, including certain of the FVFN Patent Rights, (the "Assignment") a copy of which Assignment is attached as Exhibit C; and Agway confirms that the Assignment has been recorded in the United States Patent and Trademark Office.

                  b. Planet confirms the assignment of the patents listed in the Assignment. Planet shall execute and deliver to Agway, simultaneously with the execution of this Agreement, further assignments, in substantially the same form as the Assignment, of the following patent applications: (I) PRESERVING FRESH PRODUCE (CHITOSAN); AND (II) PRESERVING FRESH PRODUCE (PVDC). Planet shall execute and deliver to Agway further assignments, in substantially the same form as the Assignment, of (i) any subsequent patent applications derived from current research initiatives related to the Products; and (ii) any international patent applications related to the FVFN Patent Rights

                  c. Planet will execute all such further assignments and related documents, prepared by or for Agway, as may be reasonably necessary to secure to Agway its ownership of the FVFN Patent Rights throughout the world.

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                  d.       The parties acknowledge and agree that the assignment
of the FVFN Patent Rights by Planet to Agway is final, and that no breach, termination or expiration of this Agreement and/or the License, or failure to make any payment due pursuant to this Agreement, including any Sales Royalties, shall invalidate the Assignment or cause or give rise to any claim for any reversion of the Patent Rights to Planet, provided, however, that Planet may reacquire the FVFN Patent Rights pursuant to Section 10a of this Agreement.

                  e. Planet hereby fully and forever releases and waives any agreement by Agway to grant to Planet an option to repurchase the Patent Rights. Nothing contained in the previous sentence shall be interpreted or construed as indicating that the parties ever entered into an agreement granting Planet an option to repurchase the Patent Rights.

         5.       LICENSE OF THE LICENSED TECHNOLOGY.

                  a. Subject to the terms and conditions of this Agreement, including the payment of royalties to Planet as provided in this Agreement, Planet hereby grants to Agway an exclusive, perpetual, irrevocable, worldwide license (the "License") to use any and all of the Licensed Technology to develop, have developed, make, have made, use, offer to sell and sell Products in Agway's Field of Business. The License includes the right to grant sublicenses to third parties to use the Licensed Technology to make, use or sell Products in Agway's Field of Business. Agway shall notify any sub-licensees under this paragraph of all rights and obligations of Agway under this Agreement that are sublicensed to such sub-licensee, and Agway shall notify Planet within 30 days of the grant of any sublicense under this paragraph.

                  b. All improvements to the Licensed Technology by Agway, its employees or agents shall be the sole and exclusive property of Agway, and Agway shall have the right to file and prosecute applications for letters patent on any such improvements.

         6.       CONSIDERATION.

                  a.       Agway will pay Planet as follows:

                           (i) Up-Front Payment. The parties acknowledge that Agway paid to Planet the amount of $100,000 as of October 31, 2001 pursuant to the Fruit and Vegetable Technology Sub-Agreement.

                           (ii) Additional Payments. In order to continue to limit Planet's use of the FVFN Patent Rights to outside of Agway's Field of Business pursuant to the Planet License, Agway will pay to Planet additional amounts as follows:

                                    (1)      A payment of $100,000.00 by wire
                  transfer upon the execution of this Agreement.

                                    (2)      In the event that Agway, in its
                  sole discretion, enters into an agreement within 12 months from the Effective Date for the sale of all or substantially all of the assets of the Technologies business, including an assignment of this Agreement (the "FreshSeal Sale"), Agway will pay Planet an

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                  additional amount upon receipt by Agway of Net Proceeds from the FreshSeal Sale as follows:

                                             (a)      The Net Proceeds actually
                           received by Agway will be split by Agway and Planet, sixty five percent to Agway and thirty five percent to Planet, until Planet receives payment from such Net Proceeds of no more than $200,000.00 plus accrued interest from January 1, 2003 at two percentage points over the prime lending rate. Once the 65/35 split of Net Proceeds provides the $200,000.00 plus accrued interest amount to Planet, the 65/35 split shall end and Planet shall not receive any further part of the Net Proceeds except as provided in
                           Section 6a(ii)2(b) below. By way of further clarification, pursuant to this paragraph Planet shall be entitled to receive 35% of Net Proceeds from the FreshSeal Sale up to a maximum amount of $200,000.00 plus accrued interest. If the 65/35 split of Net Proceeds results in Planet receiving less than $200,000.00 plus accrued interest, Planet shall not be entitled to, and Agway shall not be liable for, any additional amount.

                                             (b)      Agway shall pay Planet two
                           percent of remaining Net Proceeds, if any, after Agway and Planet receive the sixty five percent/thirty five percent distribution of the amount of Net Proceeds required pursuant to (a) above to provide Planet with the payment amount contemplated by (a) above.

                                             (c)      In the event that Agway
                           does not complete the FreshSeal Sale pursuant to an agreement entered into for the sale of all or substantially all of the assets of the Technologies business within 12 months after the Effective Date, Agway shall have the option of paying Planet $200,000.00 plus accrued interest from January 1, 2003 at two (2) percentage points over the prime lending rate in order to continue to limit Planet's use of the FVFN Patent Rights to outside of Agway's Field of Business pursuant to the Planet License. Such amount to be paid within 30 days after the 12 month anniversary date of the Effective Date.

                                             (d)      In the event that Agway
                           does not complete the FreshSeal Sale pursuant to an agreement entered into for the sale of all or substantially all of the assets of the Technologies business within 12 months after the Effective Date, Agway may choose to not pay the amount provided for in (c) above, and then Planet's only recourse and remedy will be to obtain an exclusive license as set forth in Section 15a, below, and this Agreement shall continue in full force and effect.

                           (iii) Sales Royalty. Agway will pay Planet an on-going Sales Royalty on Net Sales and Revenues from sales of Products (the "Sales Royalty") as follows:

                                    (1)      Sales Royalty amounts calculated
                  and determined to be due to Planet pursuant to this Section 6a(iii) shall be payable for the term of 15 years

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                  immediately following the later of (a) the Effective Date; or
                  (b) the date the patent relating to the Product is issued ("Royalty Termination Date"). No Sales Royalty shall be calculated or become due on Net Sales and Revenues received by Agway after the Royalty Termination Date.

                                    (2)      Sales Royalty amounts shall be
                  calculated based on annual Net Sales and Revenues by applying the following percentage to Net Sales and Revenues for each of Agway's Full Fiscal Years commencing July 1, 2003, and ending on the Royalty Termination Date:

                           3.33% of Net Sales and Revenues.

                                    (3)      Any quarterly Sales Royalty payment
                  to Planet, as calculated under Section 6a(iii)(2) shall be reduced by any amount or amounts required to be paid to third parties by Agway for that quarter for any licenses of additional technology incorporated in the Products pursuant to a settlement as provided in Section 10d of this Agreement.

                           (iv) The Sales Royalty payment as calculated above becomes earned at the end of each fiscal quarter and becomes due and payable 45 days thereafter. With each such payment, Agway or any of its successors shall furnish Planet a report in sufficient detail to permit confirmation of the accuracy of the Sales Royalty payment made, including without limitation, the sales of Products during the fiscal quarter being reported, the Sales Royalty payment in United States dollars, the method used to calculate the Sales Royalty payment and the exchange rate used.

                           (v) At the end of each Full Fiscal Year, an annual Sales Royalty true-up will be calculated. The Sales Royalty annual true-up will apply the Sales Royalty calculation under Section 6a(iii)(2) and modified as specified under Section 6a(iii)(3) above to the Net Sales and Revenues for the Full Fiscal Year to determine the actual amount due Planet for the Full Fiscal Year. This amount will be compared to the amounts calculated as due Planet under the four quarterly calculations for that corresponding Full Fiscal Year. If the annual calculation indicates a higher amount due Planet, that payment is due 90 days after the end of the Full Fiscal Year. If the annual calculation indicates a lower amount is due Planet, the difference will be deducted from the next succeeding payment(s) due Planet. Agway, or any of its successors, shall furnish Planet a report in sufficient detail to permit confirmation of the accuracy of the Sales Royalty true-up, including without limitation, the sales of Products during the fiscal year being reported, the Sales Royalty payment in United States dollars, the method used to calculate the Sales Royalty payment and the exchange rate used.

                  b. In the event that any Sales Royalty payments due hereunder are not made when due, the payments shall accrue interest from the due date at two (2) percentage points over the prime lending rate as of said date as published in The Wall Street Journal; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Planet from exercising any other rights it may have as a consequence of the lateness of any Sales Royalty payment.

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                  c.       All payments owed to Planet under this Agreement
shall be made by wire transfer to a bank account designated by Planet, unless otherwise specified in writing by Planet. All payments due Planet under this Agreement shall be paid in United States dollars, free of taxes payable in any foreign country, except for such taxes as result in, and to the extent that the same do result in a foreign tax credit applicable to the United States taxes payable by Planet. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange required of Agway, or any of its successors, under generally accepted accounting principles for the applicable accounting period.

                  d. Agway and its affiliates shall keep accurate books and records as reasonably needed for determination of Sales Royalty payments due under this Section. Such books and records shall be maintained for a period of at least three years from the expiration of the relevant Sales Royalty payment period.

                  e. Not more than once in each fiscal year, upon not less than 30 days' prior written notice, Planet may have the books and records of Agway's CPG Technologies business, or any of its successors, examined, by an independent certified public accounting firm (CPA Firm) reasonably acceptable to Agway at a time and place reasonably acceptable to Agway, to the extent necessary to verify the correctness of any Sales Royalty payment report furnished under this Agreement. If such independent CPA Firm should determine that an underpayment of Sales Royalty may have occurred, Agway may have Agway's independent accountants review the applicable records and the report and calculations of the CPA Firm to determine Agway's independent accountants' assessment of the amount due under this Agreement. If the CPA Firm and Agway's independent accountants do not agree, and the parties cannot agree to a mutually satisfactory resolution, then, a third mutually agreeable nationally recognized independent certified public accounting firm shall be hired by the parties to finally resolve the correct amount due. The determination by the third independent certified public accounting firm shall be final. The CPA Firm and any third firm shall keep all information received in connection with any audit confidential, and they shall report to Planet and Agway only the accuracy of and/or any deficiencies in any such Sales Royalty payment report. The fee for such CPA Firm and any third firm shall be paid by Planet, unless the audit finally results in an upward adjustment of Sales Royalty payments due Planet by more than 5% of the amount due under this Agreement. In such case, Agway shall pay the full cost of such audits. In any event, Agway shall pay any finally determined underpayment with interest in accordance with paragraph 6c above.

         7. LICENSE-BACK TO PLANET. Pursuant to the Letter Agreement, Agway and Planet entered into a license agreement that granted Planet an exclusive, irrevocable, worldwide, royalty-free limited license to use the Patent Rights, including the right to use the FVFN Patent Rights, only for all uses other than and outside of the Products and Agway's Field of Business (the "Planet License"). The parties hereby confirm the Planet License, a copy of which is attached as Exhibit D.

         8.       COMPETING PRODUCTS MARKETED BY AGWAY.

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                  a.       Agway shall not market, sell or distribute (directly
or indirectly) any product in Agway's Field of Business that is directly competitive with a Product, unless Agway, at its option, (i) agrees to pay Planet the same Sales Royalty on sales of such directly competitive product that Agway pays Planet on sales of Products pursuant to this Agreement, such Sales Royalty to be based on the same percentage of annual Net Sales and Revenues of such directly competitive product, and to be calculated and paid, as set forth in Section 6 of this Agreement, or (ii) shall end the exclusive nature of the License with respect to that existing Product, and Planet shall have a non-exclusive license pursuant to paragraph b of Section 10, below. In the event that Agway chooses option (i), Agway would retain the exclusive nature of the License for that (and all other) Products.

                  b. Planet agrees that no products (1) sold by Agway as of the Effective Date or within the immediately preceding 12 months, or (2) sold by a successor to Agway or assignee (other than an Affiliate of Agway) of this Agreement prior to the effective date of such succession or assignment, shall be considered to be "directly competitive" with a Product within the meaning of this Section 8.

         9. NEW PRODUCTS AND/OR TECHNOLOGY IN AGWAY'S FIELD OF BUSINESS DEVELOPED BY PLANET.

                  a. In the event Planet (i) independently of Agway (regardless of whether a third party is involved directly or indirectly) develops a new technology (not based on, derived from, or that otherwise utilizes any claim or claims of the FVFN Patent Rights or any part of the Licensed Technology and that is not competitive with the Products) that Planet has determined to have potential application as or for a new product in Agway's Field of Business; Planet shall provide prompt written notice of such new technology to Agway in sufficient detail for Agway to reasonably understand the nature of the new technology, including, but not limited to, the potential new product(s) for Agway's Field of Business that Planet envisions resulting from such technology. Such notice shall include sufficient detail for Agway to reasonably understand the nature of the new technology and proposed product(s), an outline of anticipated funding needs, the anticipated length of any product feasibility study being considered by Planet, Planet's desired result from such study, and target market for the new technology and/or proposed product.

                  b. If Agway reasonably determines that the technology and/or potential product to be developed does not compete with an existing Product, then Agway shall have 150 days to determine by written notice to Planet whether it wants to proceed with commercialization of the proposed new technology. If Agway decides to proceed with commercialization, then the parties shall use commercially reasonable efforts to negotiate in good faith commercially reasonable terms acceptable to the parties for Agway to acquire the new technology, or an exclusive license, with reasonable and customary sales royalty to be paid to Planet, to use the new technology to develop, have developed, make, have made, use, offer to sell and sell products in Agway's Field of Business. If Agway decides not to proceed with commercialization, Planet shall have no further obligation to Agway under this Agreement with respect to the new technology, and shall have the right to grant an exclusive license to and/or sell, and transfer or assign, the new technology to a third party and/or to make, have made, use or sell the proposed product both outside and in Agway's Field of Business. The failure of Agway to respond to

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Planet in writing on or before 150 days after the date of any notice of a proposed product or new technology given by Planet to Agway shall be conclusively presumed to be an election by Agway not to proceed with commercialization of the proposed product or new technology.

                  c. If the parties cannot agree to such agreements as are contemplated by this Section within 60 days after written notice by Agway to Planet of its election to proceed with commercialization of the proposed product or new technology, either party may submit the matter to arbitration pursuant to
Section 15 of this Agreement, and neither party shall take any further action with respect to any commercialization of the proposed product or any new technology or any product utilizing or based on the new technology once the matter has been submitted to arbitration, until a decision of the arbitrator has been rendered.

                  d. Any new technology and/or new product developed by Planet that competes with one or more of the Products shall become a Product and subject to all terms and provisions of this Agreement.

         10. ADDITIONAL PROVISIONS REGARDING FVFN PATENT RIGHTS AND LICENSED TECHNOLOGY.

                  a. With respect to any patent applications and patents covering any of the FVFN Patent Rights or new technology to be owned by Agway pursuant to Sections 4b and 9 of this Agreement, Agway shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications, paying all maintenance fees related to any such issued patents, and otherwise maintaining and defending such patents (including, if applicable, opposition proceedings related to any European patents, re-examination of issued patents, interference proceedings and declaratory judgments regarding invalidity of any such issued patents). In the event Agway decides to intentionally abandon (or fails to reasonably maintain or defend) any of the patent applications and/or patents covering any of the FVFN Patent Rights or new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement, Agway shall provide reasonable prior written notice to Planet of such intention to abandon (or its failure to reasonably maintain or defend), and shall, upon receipt of prompt written notice from Planet, transfer and assign such abandoned patent application and/or patent to Planet.

                  b. In the event, subject to the terms of this Agreement, Agway's License for the Licensed Technology becomes no longer exclusive as to any one or more Products, Agway grants to Planet a non-exclusive, irrevocable, worldwide, royalty-free license to use the FVFN Patent Rights and any new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement, only for such Products as to which Agway's License to use the Licensed Technology is no longer exclusive, as set forth in the First Amendment to the Planet License, a copy of which is attached hereto as Exhibit D-1.

                  c. With respect to any patent applications and patents covering any of the Licensed Technology or new technology to be owned by Planet, Planet shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications, paying all maintenance fees related to any such issued patents, and otherwise maintaining and defending such patents (including, if applicable, opposition proceedings related to any European

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patents, re-examination of issued patents, interference proceedings and declaratory judgments regarding invalidity of any such issued patents). In the event Planet decides to intentionally abandon (or fails to reasonably maintain or defend) any patent application or patent for the Licensed Technology or new technology to which Agway acquires exclusive rights pursuant to Section 9 of this Agreement , Planet shall provide reasonable prior written notice to Agway of such intention to abandon (or its failure to reasonably maintain or defend), and shall, upon receipt of prompt written notice from Agway, transfer and assign such patent application and/or patent to Agway.

                  d. Planet and Agway agree to cooperate fully in the preparation, filing, and prosecution of any patent applications under this Agreement. Such cooperation includes, but is not limited to:

                           (i) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership by the appropriate party of such patent applications (and inventions covered by such patent applications) and to enable the appropriate party to apply for and to prosecute such patent applications in any country, and

                           (ii) promptly informing the other party of any matters coming to its attention that may affect the preparation, filing, or prosecution of any such patent applications.

                  e. Planet and Agway shall promptly notify the other in writing of any allegation by a third party that the activity of either of the parties relating to the FVFN Patent Rights or the Licensed Technology infringe or may infringe the intellectual property rights of such third party. Agway shall have the right to control the defense of any such claims by counsel of its own choice. If Agway fails to proceed in a timely fashion with regard to the defense of any such claims, Planet shall have the right to control the defense of any such claim by counsel of its own choice, and Agway shall have the right to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any infringement claim or litigation under this
Section 10 in a manner that diminishes the rights or interests of the other party or obligates the other party to make any payment or take any action without the consent of such other party, which consent shall not be unreasonably withheld.

                  f. Planet and Agway shall promptly notify the other in writing of any actual, alleged or threatened infringement of any of the FVFN Patent Rights of which it becomes aware, even if such infringing activity may be by such party or any of its Affiliates, or any employee, representative or contractor of any of them. Both parties shall use reasonable efforts in cooperating with each other to terminate and resolve such infringement without litigation. Agway shall have the right to bring and control any action or proceeding with respect to infringement of any FVFN Patent Rights or the Licensed Technology by counsel of its own choice.

                  g. With respect to infringement of any of the FVFN Patent Rights, if Agway fails to bring an action or proceeding within (i) 90 days following receipt by Agway of written notice of alleged infringement or
(ii) 10 days before the time limit, if any, set forth in the

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appropriate laws and regulations for the filing of or recovery of damages in such actions, whichever comes first, then Planet shall have the right to bring and control, at its own expense, any such action by counsel of its own choice, and Agway shall have the right to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation under this Section in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Agway and Planet, shall belong to the party who brought the action and if recovered by Agway shall be treated as Net Sales and Revenues for purposes of calculating the Sales Royalty.

                  h. Neither party shall have any obligation to enforce rights under the FVFN Patent Rights for the benefit of the other party.

                  i. In the event Agway is permanently enjoined from exercising its license rights granted under the License pursuant to an infringement action brought by a third party, or if both Agway and Planet elect not to undertake the defense or settlement of such a claim of alleged infringement involving the Licensed Technology for a period three months from notice of such claim or suit, then Agway shall have the right to terminate the License with respect to the infringing Licensed Technology by written notice to Planet.

         11.      REPRESENTATIONS, WARRANTIES, AND COVENANTS.

                  a.       Planet represents and warrants that:

                           (i)      It has authority to enter into this
         Agreement, all corporate action on behalf of Planet necessary to consummate the transactions contemplated by this Agreement have been taken by Planet, and entering into this Agreement will not violate any agreements to which it is a party.

                           (ii) It has all necessary government licenses and approvals required to conduct its business, and no consent or approval of any third party (including without limitation stockholders, government entities, self-regulatory bodies and licensees of any of Planet's intellectual property) is necessary to consummate the transactions contemplated by this Agreement.

                           (iii) It has no knowledge of any impediment to its performance of this Agreement.

                           (iv) It is the sole and exclusive owner of the Licensed Technology.

                           (v)      The FVFN Patent Rights are genuine and
         valid.

                           (vi) To the best of its knowledge, the Licensed Technology does not infringe upon the proprietary rights of any individual or entity.

                           (vii) It has not granted a license to any other individual or entity to develop, market, exploit or commercialize the Licensed Technology with respect to the Products in Agway's Field of Business.

                           (viii) It does not have or expect to have in the foreseeable future any source of income or revenue other than from Agway, consulting fees and the nominal amounts related to the Ryer Industries, LLC royalty payments previously disclosed to Agway.

                           (ix) It is not, directly or indirectly, engaged in any discussions regarding, or contemplating, any sale or change of ownership or control of Planet.

                           (x)      As of the date of the Assignment,

                                    (1)      Planet was the sole and exclusive
                  owner of the FVFN Patent Rights;

                                    (2)      Planet owned and conveyed to Agway
                  the FVFN Patent Rights free and clear of all liens and encumbrances;

                                    (3)      no license or other rights relating
                  to the FVFN Patent Rights had been conveyed by Planet to any party other than Agway;

                                    (4)      all corporate action on behalf of
                  Planet necessary to consummate the Assignment had been taken by Planet; and

                                    (5)      no consent or approval of any third
                  party (including without limitation stockholders, government entities, self-regulatory bodies and licensees of any of Planet's intellectual property) was necessary to consummate the Assignment.

                  b.       Agway represents and warrants that:

                           (i). Agway has authority to enter into this Agreement, all corporate action on behalf of Agway necessary to consummate the transactions contemplated by this Agreement have been taken by Agway, and entering into this Agreement will not violate any agreements to which it is a party.

                           (ii) No consent or approval of any third party (including without limitation stockholders, government entities, self-regulatory bodies and licensees of any of Agway's intellectual property) is necessary to consummate the transactions contemplated by this Agreement and Agway has no knowledge of any impediment to its performance of this Agreement.

                           (iii) To the best of its knowledge, it is the sole and exclusive owner of the FVFN Patent Rights.

                  c. Subject to Agway's right to sell the Technologies business, and/or assign this Agreement and/or its rights under this Agreement, and subject further to Agway's right to sublicense the Licensed Technology and to license the FVFN Patent Rights in Agway's Field of Business, Agway agrees and covenants that it will use its reasonable and good faith efforts to market and sell the Products throughout the term of this Agreement.

         12.      WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY.

                  a. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  b. EXCEPT IN REGARD TO THEIR RESPECTIVE INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

         13.      INDEMNIFICATION.

                  a. Agway shall indemnify, defend and hold harmless Planet and its directors, officers, employees, representatives, agents, and contractors from and against any product liability claim by a third party to the extent arising solely out of the activities of Agway or its directors, officers or employees.

                  b. Planet shall indemnify, defend and hold harmless Agway and its directors, officers, employees, representatives, agents, and contractors from and against any product liability claim by a third party to the extent arising solely out of the activities of Planet or its directors, officers or employees.

                  c. Planet shall indemnify, defend and hold harmless Agway and its directors, officers, employees, representatives, agents, and contractors from and against any and all claims, causes of action, demands, judgments, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) caused by or arising out of any claim that the Licensed Technology or any part of the Licensed Technology infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party.

                  d. In the event either party seeks indemnification under this Section 13, it shall inform the other party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other party) in the defense of the claim.

         14.      DISPUTE RESOLUTION.

                  a. Except as otherwise provided in this Agreement, if any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by a Vice President or President of each party, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.

                  b. 1f within 60 days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, or as otherwise provided in this Agreement such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in Syracuse, New York if instituted by Planet, and in San Diego, California if instituted by Agway. The arbitration shall be conducted by one arbitrator, who is knowledgeable in the subject matter at issue in the dispute and who shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules.

                  c. The decision of the arbitrator shall be final and binding on the parties. The arbitrator shall prepare and deliver to the parties a written, reasoned opinion conferring his/her decision. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof.

                  d. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs, and expenses incurred by such prevailing party in connection with such arbitration.

         15.      TERMINATION OF LICENSE.

                  a. Planet may terminate the License upon written notice to Agway in the event Agway fails to make any payment that is due and payable pursuant to this Agreement (including, without limitation, the payment set forth in Section 6a.(ii)(2)(c) of this Agreement) and/or upon Agway's material breach of any of the provisions of this Agreement, which failure or breach is not cured within 60 days after Agway receives written notice from Planet of such failure or breach.

                           (i) In the event Planet terminates the License pursuant to Section 15a, above, Planet shall have an exclusive, irrevocable, world-wide, royalty free license to use the FVFN Patent Rights and any new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement to sell, market and otherwise distribute products, including, but not limited to, Products.

                           (ii) Nothing contained in this Section 15a shall give Planet any rights to or in any assets of Agway (other than the license to use Agway's FVFN Patent Rights and any new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement as set forth in Section 15b(i) above), including, but not limited to Agway's plant facilities and equipment, trademarks, know-how, or related business information.

                  b. Agway may terminate the License (i) upon 60 days' advance written notice to Planet upon Planet's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the notice period, or (ii) if any of the representations and warranties made by Planet in this Agreement prove to be inaccurate or false in any material respect, or (iii) if Agway determines that the market or the cost of entry into the market for Products is not, or is no longer, viable, or (iv) any regulatory body makes a determination or finding that Agway reasonably believes will severely reduce or eliminate the market for one or more Products, or will present an untenable technical or financial barrier to entry into the market for such Product or Products.

                           (i) In the event Agway terminates the License pursuant to Section 15b, above, Planet shall have an exclusive, irrevocable, world-wide, royalty free license to use the FVFN Patent Rights and any new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement to sell, market and otherwise distribute products, including, but not limited to, Products.

                           (ii) Nothing contained in this Section 15b shall give Planet any rights to or in any assets of Agway (other than the license to use Agway's FVFN Patent Rights and any new technology acquired by Agway from Planet pursuant to Sections 4b and 9 of this Agreement as set forth in Section 15b(i) above), including, but not limited to, Agway's plant facilities and equipment, trademarks, know-how, or related business information.

                  c. Upon termination of the License and except as otherwise expressly provided in this Agreement, Agway shall have the right for one year thereafter to dispose of all Products then in its inventory, and shall pay Sales Royalties thereon as though the License had not terminated.

                  d. Termination of the License and/or Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination. Agway's obligation to pay all Sales Royalties, if any, on Agway's Net Sales and Revenues occurring prior to or after the termination of the License and/or this Agreement shall survive any such termination and continue for the full term set forth in Section 6a(iii) of this Agreement.

                  e. Except as provided in Section 4d, the rights provided in this Section shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

         16.      MISCELLANEOUS.

                  a. The failure by any party to this Agreement, at any time, to enforce or to require strict compliance of performance by any other party of any of the provisions of this Agreement shall not constitute a waiver of such provisions and shall not affect or impair in any way its rights at any time to enforce such provisions or to avail itself of such remedies as it may have for any breach thereof.

                  b. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, it shall be considered severed from this Agreement, and shall not affect the validity or enforceability of the remainder of this Agreement.

                  c. No waiver, modification or amendment of any terms of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto.

                  d. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

                  e. The obligations of Agway under this Agreement are contingent upon the approval of the United States Bankruptcy Court, Northern District of New York.

                  f. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, U.S.A., without regard to its choice of law provisions; except where the federal laws of the United States are applicable and have precedence.

                  g. Any notice required by this Agreement shall be sent by Registered or Certified U.S. mail, or by telecopy, telex or cable and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

To Agway:                          To Planet:

Agway, Inc.                        Planet Polymer Technologies, Inc.
Attn: Michelle Burnet              Attn: President
333 Butternut Drive                9985 Business Park Avenue, Suite C
De Witt, New York 13214 9985       San Diego, California 92131

With copy to:                      With copy to:

Bond, Schoeneck & King, PLLC       Blanchard, Krasner & French
Attn:  Robert P. Lane, Jr.         Attn:  Robert W. Blanchard
One Lincoln Center                 800 Silverado Street, Second Floor
Syracuse, New York 13202           La Jolla, California 92037

                  h. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their successors and permitted assigns, provided no assignment shall relieve the assigning party of its obligations under this Agreement. The rights, duties, privileges and obligations of each party under this Agreement shall not be assigned or delegated without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to another party, whether by merger, sale of stock, sale of assets or otherwise ("Sale of Business") provided such party gives the other party at least 60 days written notice of any contemplated Sale of Business and the opportunity to make an offer to purchase such business. Any assignment not in accordance with this Agreement shall be void.

                  i. Each of the parties will perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

                  j. This Agreement, including the attached Exhibits A, B, C, D, and D-1, which Exhibits are hereby incorporated in the Agreement by reference, is the entire agreement of the parties regarding the subject matter, except for the Assignment and the Planet License, and any and all other agreements, including, but not limited to, the Letter Agreement, licenses, representations and understandings, whether oral or in writing, are hereby merged into and superseded by this Agreement.

         The assent of the parties to this Agreement as of the Effective Date is established by the following signatures of their authorized representatives.

AGWAY, INC.                                PLANET POLYMER TECHNOLOGIES, INC.

By:___________________________             By: _________________________________

Title: _______________________             Title: ______________________________

Date: ________________________             Date: _______________________________

                                    EXHIBIT A

                                  PATENT RIGHTS

1. Controlled Release Urea Based Products - Allowed

2. Preserving Fresh Produce (PVOH) - Allowed

3. Preserving Fresh Produce (CMC) - Allowed

4. Preserving Fresh Produce (Chitosan) - Pending

5. Preserving Fresh Produce (PVDC) - Pending

6. Any subsequent patent applications derived from current research initiatives.

7. Any international patent applications related to the above patents and patent applications.

                                    EXHIBIT B

                               FVFN PATENT RIGHTS

1. Preserving Fresh Produce (PVOH) - Allowed

2. Preserving Fresh Produce (CMC) - Allowed

3. Preserving Fresh Produce (Chitosan) - Pending

4. Preserving Fresh Produce (PVDC) - Pending

5. Any subsequent patent applications derived from research initiatives as of November 14, 2000.

6. Any international patent applications related to the above patents and patent applications.

                                    EXHIBIT C

                                   ASSIGNMENT

[Attach copy of Assignment of Patent Rights by Planet to Agway]

                                    EXHIBIT D

                                 PLANET LICENSE

[Attach copy of November 14, 2000 License Agreement licensing patent rights back to Planet outside Agway's Field of Business]

                                   EXHIBIT D-1

                            PLANET LICENSE AMENDMENT

[Attach copy of draft amendment to November 14, 2000 License Agreement]

                                       22